Torchmark Corporation
3700 S. Stonebridge Drive
McKinney, TX 75070
(972) 569-4020
Fax (972)569-3680
bmitchell@torchmarkcorp.com

Brian Mitchell
Executive Vice President, General Counsel
and Chief Risk Officer

October 20, 2017

To:	Directors and Executive Officers of Torchmark Corporation

From:	R. Brian Mitchell, Executive Vice President, General Counsel and Chief Risk Officer

Re:	REVISED Notice of Blackout Period for the Torchmark Corporation Savings and Investment Plan

Pursuant to Regulation BTR (Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), and subject to certain exceptions, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (“SOX”) for any director or executive officer of an issuer of an equity security, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the issuer during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. In the event of such a blackout period, pursuant to Rule 104 of Regulation BTR, the issuer is required to timely notify its directors and executive officers and the SEC of the blackout period. This letter constitutes a Rule 104 notice of a blackout period.

On October 6, 2017, Torchmark Corporation sent you a Notice of Blackout Period for the Torchmark Corporation Savings and Investment Plan (the ‘Plan”) announcing that effective as of November 1, 2017, the “Plan would change record keepers from VOYA to Empower Retirement (“Empower”)”. Such Notice also informed you that in connection with the change in the record keeper, participants in the Plan would be subject to a period during which they would be unable to effect transactions with respect to their Plan accounts (the “Blackout Period”), which would commence at 3:00 p.m. Central Time on October 24, 2017 and was scheduled to end during the week of November 12, 2017.

In order to allow additional time to implement the record keeper conversion and effect all necessary documentation and Plan changes, Torchmark has determined that it will postpone the effective date for the change in the Plan’s record keepers from VOYA to Empower from November 1, 2017 to December 1, 2017. Based upon this revised December 1, 2017 effective date, the Blackout Period will now commence at 3:00 p.m. Central Time on November 22, 2017 and is now scheduled to end during the week of December 17, 2017. During the week of December 17, 2017, information to determine whether the Blackout Period has ended can be obtained, free of charge, by calling Empower at 888-411-4015.

During all or part of the Blackout Period, transactions in the Torchmark Stock Fund (a fund which invests in shares of Torchmark Corporation’s common stock) will be suspended and participants in the Plan will be unable to access their account balance and other information, transfer or diversify their investments in the Plan, and obtain a withdrawal, loan or distribution from the Plan.

Please note that, even though you may not participate in the Plan or invest in the Torchmark Stock Fund, you will be restricted, pursuant to Section 306(a)(1) of SOX, from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of Torchmark Corporation during the upcoming Blackout Period. In light of the foregoing, during the Blackout Period, you are required to refrain from engaging in any transaction involving Torchmark Corporation’s equity securities, even a transaction outside of the Plan and even if you are not a participant in the Plan, unless you have first obtained confirmation from me that the proposed transaction would satisfy one of the designated exceptions under Regulation BTR.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact Cory Newman at 469-525-4253 (cnewman@torchmarkcorp.com), 3700 South Stonebridge Drive, McKinney, Texas, 75070, if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the Blackout Period.